UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 20, 2017

Presidio, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38028	47-2398593
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One Penn Plaza, Suite 2832 New York, New York		10119
(Address of principal executive offices)		(zip code)

Registrant’s telephone number, including area code: (212) 652-5700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On March 21, 2017, Presidio, Inc. (the “Company”) consummated the sale to the underwriters of an additional 2,099,799 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), pursuant to the option to purchase additional shares of Common Stock granted by the Company to the underwriters in connection with the previously announced initial public offering of 16,666,666 shares of Common Stock, which closed on March 15, 2017. The additional purchase was consummated at the initial public offering price of $14.00, less underwriting discounts and commissions.

As previously disclosed in the Current Report on Form 8-K filed by the Company on March 15, 2017, on February 17, 2017, Presidio Holdings Inc. (“Holdings”) provided notice to Wilmington Trust, National Association, as trustee (in such capacity, the “Senior Notes Trustee”) under that certain Indenture, dated as of February 2, 2015 (the “Senior Notes Indenture”), among Holdings, the subsidiary guarantors from time to time party thereto and the Senior Notes Trustee that on March 20, 2017, Holdings intended to redeem up to $97,470,000 in aggregate principal amount of its 10.25% Senior Notes due 2023 (the “Senior Notes”) issued under the Senior Notes Indenture, subject to the satisfaction or waiver of certain conditions. Such conditions were satisfied, and on March 20, 2017 (the “Redemption Date”), Holdings redeemed $97,470,000 in aggregate principal amount of its Senior Notes. The partial redemption of the Senior Notes resulted in $125,000,000 in aggregate principal amount of Senior Notes remaining outstanding. The redemption price with respect to the Senior Notes was equal to 110.25% of the aggregate principal amount of Senior Notes being redeemed, plus accrued and unpaid interest to, but excluding, the Redemption Date.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRESIDIO, INC. (Registrant)

By:	/s/ Elliot Brecher
	Name:	Elliot Brecher
	Title:	Senior Vice President and General Counsel

Date: March 21, 2017